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                                                                      EXHIBIT 21



                              LIST OF SUBSIDIARIES


Name of Company                                       State of Incorporation
---------------                                       ----------------------

Action Direct Marketing, L.L.C.                       Arizona
Action Racing Collectables Club of America, Inc.      Arizona
Action Interactive, Inc.                              Arizona